Exhibit 99.1

ENSERVCO Appoints Finance Veteran Marjorie Hargrave Chief Financial Officer

Company Updates Investors on 2019 Second Quarter Financial Expectations

DENVER, CO – July 24, 2019 – ENSERVCO Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced the appointment of Marjorie Hargrave as Chief Financial Officer.  Hargrave succeeds Dustin Bradford, who will remain with the Company to assist in the transition prior to pursuing other interests.

Hargrave is an experienced senior executive with a diverse background in financial management, strategic planning, mergers and acquisitions, risk management and investment banking.  She is the former Chief Financial Officer of CTAP, LLC, a provider of pipe and tubing to the energy industry that grew from $350 million to $800 million in annual revenue during her tenure.  Prior to CTAP, Hargrave was Chief Financial Officer of High Sierra Energy, LP, a midstream energy company where she helped grow annual revenue more than 12-fold to $2.5 billion prior to its acquisition.  Prior assignments include VP of Finance at Black Hills Corporation, Finance Consultant with Xcel Energy, Vice President Investment Banking with Merrill Lynch, Financial Analyst with Commercial Union Capital, and Portfolio Administrator and Research Analyst with Franklin Research & Development. She also held several part-time and consulting positions. Hargrave holds a Bachelor’s degree in economics from Boston University and a Master’s degree in economics from New York University.

“We are pleased to welcome Marjorie to the executive management team,” said Ian Dickinson, President and CEO.  “She is a highly-accomplished finance executive with a broad skill set and we look forward to her contributions as we continue to advance our long-term strategic growth plan.  On behalf of the Board of Directors, I want to thank Dustin for his contributions to our success over the past several years and wish him well in his future endeavors.”

Second Quarter Financial Results Expectations

Enservco expects second quarter revenue to decrease approximately 9% year over year to between $7.2 million and $7.3 million. The decline is due to lower frac water heating revenue resulting from warm weather in April as compared to the prior year.  Fixed costs in the second quarter were in line with expectations, but the lower revenue will result in a higher operating loss with net income and adjusted EBITDA impacted accordingly.

Six-month revenue is expected to increase approximately 19% year over year to between $33.4 million and $33.5 million. Net income and adjusted EBITDA through six months are expected to improve over prior year levels.

“Fluctuating weather conditions early and late in our heating season can have a material impact on quarterly results so we encourage investors to evaluate our performance on a year-to-year basis, which we believe more accurately represents our revenue and profit trends,” Dickinson said.  “We continue to focus on increasing fleet utilization and are currently lining up commitments for our upcoming heating season.”

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, and water hauling.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2018, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the success of the Company’s growth plan and ability to increase fleet utilization and secure commitments for the upcoming heating season. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO.  ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Direct: 303-880-9000

Email: jay@pfeifferhigh.com